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                             ARTICLES OF AMENDMENT
                                       OF
                         TAMARACK LENDERS CORPORATION


1.   The name of the corporation is Tamarack Lenders Corporation.

2. Article Three of the Articles of Incorporation is hereby amended to read as follows:

The purpose and business for which the Corporation is organized shall be to engage in any business or activity in connection with:


(a) the purchase, collection and servicing of retail installment sales or lease contracts and consumer obligations secured by motor vehicles


(b)  the repossession and resale of motor vehicles;


(c) the dealing in all respects with such contracts and obligations and their motor vehicle collateral;


(d) the raising of capital through the sale of up to $20,000,000 of promissory notes, provided that such promissory notes have been first registered under the Securities Act of 1933, as amended; and


(e) any other incidental businesses or activities, not inconsistent with law and which are appropriate to promote and attain the purposes set forth in these Articles.


3. The date of the adoption of the amendment by the shareholders is October 7, 1998.

4. The number of shares outstanding and the number of shares entitled to vote on the amendment on the date of adoption thereof was 1,000 shares of common stock.

5. The number of shares voted for and against the amendment, respectively, was 1,000 for

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     and -0- against.

     These Articles of Amendment are hereby executed on behalf of the corporation by the following officer, thereunto duly authorized.


                                       /s/ GARRY P. ISAACS
                                       -----------------------------------
                                       Garry P. Isaacs, President